                           [FAITH COLISH LETTERHEAD]

                                                               February 21, 1996





The Fahnestock Funds
110 Wall Street
New York, New York 10005

Attention:                 Mr. Albert G. Lowenthal
                           Chairman and Chief Executive Officer

                  Re:  Form 24F-2

Gentlemen:

          You have requested that we, as counsel to The Fahnestock Funds (the "Company"), render an opinion in connection with the filing by the Company of the annexed Form 24F-2 (the "Form") pursuant to the Investment Company Act of 1940 (the "Act") for the Company's fiscal year ended December 31, 1995. The Form states that during the fiscal year ended December 31, 1995, an aggregate of 141,456.658 shares of beneficial interest, $.01 par value per share (the "Shares"), of the Company were sold for an aggregate public offering price of $1,678,204.56 (excluding 125,191.651 Shares, with a purchase value of $1,413,413.74, issued upon automatic reinvestment of dividends). As indicated in
Item 10 of the Form, all of the Shares sold in 1995 had been registered pursuant to Rule 24e-2 under the Act.

          We have examined the Company's Declaration of Trust, its By-Laws, resolutions adopted by its Board of Trustees, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined certain other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

          On the basis of the foregoing, and assuming that all of the Shares were sold in accordance with the terms of the

The Fahnestock Funds
February 21, 1996
Page 2


Company's Prospectus in effect at the time of sale, we are of the opinion that the Shares were legally issued, fully paid and non-assessable by the Company.

                              Very truly yours,

                              FAITH COLISH
                              A Professional Corporation



                              by  FAITH COLISH
                                  ------------------------------
                                  Faith Colish